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Exhibit 21.1

SUBSIDIARIES OF MARKETO, INC.

Name	Jurisdiction
Crowd Factory, Inc.	Delaware
Insightera Ltd.	Israel
Marketo Australia Pty Ltd	Australia
Marketo EMEA, Limited	Ireland
Marketo International, Limited	Ireland
Marketo K.K.	Japan

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  Exhibit 21.1
SUBSIDIARIES OF MARKETO, INC.